To:      Lyle Baack/EXE@EXE
cc:      wrightcf@pepperlaw.com, miller@pepperlaw.com, gallaghermp@pepperlaw.com
Subject: EXE Lease with LAB Holdings

Lyle,

This is to confirm our conversation today where you indicated that LAB Holdings would release EXE from its remaining lease obligation at the closing of the Sale of the Building at 12740 Hillcrest. You indicated that you have already entered into an agreement of sale with a qualified buyer who has put a deposit down on the building. In addition, you represented that the buyer will allow EXE to remain at that location, at its present lease rate through November 30, 1998. You also indicated that the buyer will agree to series of one month extensions to the lease, limited to 3 months as described in the following table.

Extension Period      Rental         Penalty(1)
--------------------------------------------------
Dec-1 Dec-31          $145,000.38    $145,000.38
Jan-1 Jan-31          $145,000.38    $0
Feb-1 Feb 28          $145,000.38    $(145,000.38)

(1) The penalty would apply to the first two periods. If the Company opts to stay for the full 3 months, then the penalty would be applied to the final rental payment.

If this accurately reflects your understanding of our agreement, please confirm by printing this memo and signing below.

Best regards,



Adam Belsky
CFO





/s/ Lyle A. Baack
-----------------------------------------
Lyle A. Baack, LAB Holdings, LLC.